UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2011
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission file number)	33-0112644 (IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts (Address of principal executive offices)	02493 (Zip Code)
Registrant’s telephone number, including area code (781) 464-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events.
     We expect that our share of RITUXAN® (rituximab) revenues from unconsolidated joint business will be reduced by approximately $50 million during the second quarter of 2011 as a result of an accrual for estimated compensatory damages (including interest) relating to an intermediate decision by the arbitrator in Genentech, Inc.’s ongoing arbitration with Hoechst GmbH. Although we are not a party to the arbitration, we expect that certain damages that may be awarded to Hoechst will be a cost charged to our collaboration with Genentech. We expect the impact in subsequent quarters will be limited to adjustments necessary to reflect the difference between our estimate and the damages attributable to our collaboration or a successful challenge by Genentech of the arbitrator’s decision.
     As previously disclosed, Genentech and Hoechst have been arbitrating Hoechst’s claims under a license agreement between Hoechst’s predecessor and Genentech that was terminated in October 2008. The license agreement provided for royalty payments of 0.5% on net sales of certain products defined by the agreement. The arbitrator’s intermediate decision indicates that RITUXAN is such a product and orders Genentech to provide certain RITUXAN sales information for the period from December 15, 1998 to October 27, 2008. The arbitrator will use this information to ascertain the amount of damages to be awarded to Hoechst.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: June 23, 2011